Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763)551 - 5000 • Fax (763)551 - 5198 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/Bill Zima
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS
MAY SALES RESULTS

~May Same-Store Sales Increase 8%~

~Company Increases First Quarter and Full Year Fiscal 2007 Earnings Estimates~

Minneapolis, MN, June 1, 2006 – Christopher & Banks Corporation (NYSE: CBK) today reported total sales for the four-week period ended May 27, 2006 increased 19% to $46.6 million from $39.3 million in the same period last year. Same-store sales for the month of May rose 8%.

For the first quarter ended May 27, 2006, total sales increased 16% to $142.5 million from $122.7 million in the prior year period, while same-store sales increased 7%. During the first quarter, the Company opened 35 new stores and closed one store, bringing the total number of stores as of May 27, 2006 to 739 compared to 660 stores as of May 28, 2005.

Joe Pennington, Chief Executive Officer, commented, “Our 8% increase in May same-store sales exceeded internal expectations. Changes in our product assortment have been very well received by our customers, and we expect to report record first quarter earnings as a result of robust sales and strong merchandise margins.”

Financial Outlook

Due to continued strong performance, the Company has increased its earnings guidance for its fiscal first quarter ended May 27, 2006, to $0.36 to $0.38 per diluted share from $0.34 to $0.35 per diluted share. First quarter guidance takes into account the impact of expensing stock based compensation. In last year’s first quarter, the Company earned $0.26 per diluted share.

For the fiscal year ending March 3, 2007, the Company has increased its fiscal 2007 earnings guidance to $1.03 to $1.08 per diluted share from $1.01 to $1.05 per diluted share. Full year earnings guidance includes approximately $0.07 per diluted share from the effect of expensing stock based compensation. In fiscal 2006, the Company earned $0.84 per diluted share. Fiscal 2007 first quarter earnings will be reported after the market close on June 20, 2006.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 739 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn. The Company currently has 513 Christopher & Banks stores, 198 C.J. Banks stores and 28 Acorn stores.

This release contains forward-looking statements regarding the Company’s first quarter and fiscal 2007 earnings estimates. The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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